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                                                                    SUB-ITEM 77M

                                     MERGERS

                     AIM SECTOR FUNDS (INVESCO SECTOR FUNDS)

MORGAN STANLEY MID-CAP VALUE FUND TO INVESCO MID-CAP VALUE FUND

     On December 1, 2009, the Board of Trustees of AIM Sector Funds (Invesco Sector Funds) (formerly known as AIM Sector Funds) ("ASEF") approved an Agreement and Plan of Reorganization (the "Agreement"). On May 11, 2010, at a Special Meeting for shareholders of Morgan Stanley Mid-Cap Value Fund (the "Fund"), shareholders approved the Agreement that provided for the combination of the Fund with Invesco Mid-Cap Value Fund, (the "Acquiring Fund"), an investment portfolio of ASEF (the "Reorganization"). Pursuant to the Agreement, on June 1, 2010, all of the assets of the Fund were transferred to the Acquiring Fund. The Acquiring Fund assumed all of the liabilities of the Fund, and ASEF issued Class A shares of the Acquiring Fund to the Fund's Class A shareholders, Class B shares of the Acquiring Fund to the Fund's Class B shareholders, Class C shares of Acquiring Fund to the Fund's Class C shareholders, and Class Y shares of the Acquiring Fund to the Fund's Class I shareholders. The value of each Fund's shareholder account with the Acquiring Fund immediately after the Reorganization was the same as the value of such shareholder's account with the Fund immediately prior to the Reorganization. The Reorganization was structured as a tax-free transaction. No initial sales charge was imposed in connection with the Reorganization.

VAN KAMPEN TECHNOLOGY FUND TO INVESCO VAN KAMPEN TECHNOLOGY FUND

     On December 1, 2009, the Board of Trustees of AIM Sector Funds (Invesco Sector Funds) (formerly known as AIM Sector Funds) ("ASEF") approved an Agreement and Plan of Reorganization (the "Agreement"). On May 11, 2010, at a Special Meeting for shareholders of Van Kampen Technology Fund (the "Fund"), shareholders approved the Agreement that provided for the combination of the Fund with Invesco Van Kampen Technology Fund, (the "Acquiring Fund"), an investment portfolio of ASEF (the "Reorganization"). Pursuant to the Agreement, on June 1, 2010, all of the assets of the Fund were transferred to the Acquiring Fund. The Acquiring Fund assumed all of the liabilities of the Fund, and ASEF issued Class A shares of the Acquiring Fund to the Fund's Class A shareholders, Class B shares of the Acquiring Fund to the Fund's Class B shareholders, Class C shares of Acquiring Fund to the Fund's Class C shareholders, and Class Y shares of the Acquiring Fund to the Fund's Class I shareholders. The value of each Fund's shareholder account with the Acquiring Fund immediately after the Reorganization was the same as the value of such shareholder's account with the Fund immediately prior to the Reorganization. The Reorganization was structured as a tax-free transaction. No initial sales charge was imposed in connection with the Reorganization.

FOR A MORE DETAILED DISCUSSION ON THE REORGANIZATION, PLEASE SEE THE AGREEMENT AND PLAN OF REORGANIZATION FILED HEREIN UNDER ITEM 77Q1(G).